EXHIBIT 99.1

NEWS RELEASE	Contact:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251

OCTOBER 18, 2019

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE THIRD QUARTER OF 2019

Third Quarter 2019 results:

For the quarter ended September 30, 2019, net income for Ames National Corporation (the Company) totaled $4,041,000 or $0.44 per share, compared to $4,459,000 or $0.48 per share earned in 2018. The decrease in earnings is primarily the result of higher deposit interest expense, salaries and employee benefits and provision for loan losses, offset in part by improved loan interest income.

As previously announced, the Company’s largest subsidiary bank, First National Bank (FNB) acquired Clarke County State Bank in Osceola, Iowa on September 14, 2018 (the “Acquisition”). The acquired assets totaled approximately $103 million. Retention of loan and deposit customers from the Acquisition has been favorable. The impact of the Acquisition on the Company’s quarterly net income was accretive. In addition, the Company announced the signing of a stock purchase agreement on July 29, 2019, to acquire all of the outstanding stock of Iowa State Savings Bank (ISSB). ISSB’s main office is located in Creston, Iowa and has four additional offices in Corning, Creston, Diagonal, and Lenox. ISSB has assets of approximately $205 million as of September 30, 2019. The Company expects to close this acquisition in the fourth quarter of 2019.

Third quarter 2019 loan interest income was $956,000 higher than third quarter 2018; deposit interest expense also increased $807,000. Third quarter 2019 net interest income totaled $10,814,000, an increase of $228,000, or 2%, compared to the same quarter a year ago. The increase in the net interest income was primarily due to the Acquisition, offset in part by a decrease in tax-exempt interest income and foregone interest on nonaccrual loans of $272,000 for this quarter as compared to $80,000 for the third quarter of 2018. Tax-exempt interest income decreased primarily due to the maturity of municipal bonds. Deposit interest rates were higher than a year ago due to general market interest rates in 2018 and heightened competition for deposits among financial institutions. The Company’s net interest margin was 3.15% for the quarter ended September 30, 2019 as compared to 3.28% for the quarter ended September 30, 2018.

A provision for loan losses of $379,000 was recognized in the third quarter of 2019 as compared to $100,000 in the third quarter of 2018. Net loan charge offs totaled $314,000 for the quarter ended September 30, 2019 compared to net loan charge offs of $195,000 for the quarter ended September 30, 2018. The loan charge offs this quarter were primarily related to one commercial relationship that was restructured. While the current provision for loan losses are not related to agricultural loans, the Iowa agricultural economy remains challenged as the result of the low grain prices throughout much of 2018 and 2019 and tariff concerns on Iowa exports. Grain prices rebounded since the second quarter of 2019; however, initial crop reports in our markets indicate significant variability in crop yields. Presently, it is too early to gauge the financial impact of the 2019 growing season on most of our agricultural borrowers.

Noninterest income for the third quarter of 2019 totaled $2,119,000 as compared to $2,162,000 in the third quarter of 2018, a decrease of 2%. The decrease in noninterest income was primarily due to the $162,000 gain on foreclosure of real estate in 2018, offset in part by increases due to the Acquisition and gain on the sale of loans. The increase in the gain on sale of loans was due to higher loan volume driven by a healthy residential mortgage market in central Iowa.

Noninterest expense for the third quarter of 2019 totaled $7,475,000 compared to $6,988,000 recorded in the third quarter of 2018, an increase of 7%. Most of the increase was related to higher salaries and employee benefits and data processing costs, offset in part by one time data conversion costs incurred in 2018 related to the Acquisition and a decrease in FDIC insurance assessments. The increase in salaries and employee benefits were primarily due to the Acquisition and normal salary increases. The increase in data processing costs were due to the cost associated with expanded services and the Acquisition. The decrease in FDIC insurance assessments was due to the receipt of a small bank credit as the deposit insurance reserve ratio exceeded 1.35%. The efficiency ratio was 57.8% for the third quarter of 2019 as compared to 54.8% in the third quarter of 2018.

Income tax expense for the third quarter of 2019 totaled $1,038,000 compared to $1,201,000 recorded in 2018. The effective tax rate was 20% and 21% for the quarters ended September 30, 2019 and 2018, respectively. The lower than expected tax rate was due primarily to tax-exempt interest income.

Nine Months 2019 results:

For the nine months ended September 30, 2019, net income for the Company totaled $12,896,000 or $1.40 per share, compared to $12,813,000 or $1.38 per share earned in 2018. The increase in earnings is primarily the result of improved loan interest income, offset in part by elevated deposit interest expense and higher salary and employee benefits.

For the nine months ended September 30, 2019 loan interest income was $4,580,000 higher than the first nine months of 2018; while deposit interest expense increased $2,777,000. Net interest income for the nine months ended September 30, 2019 totaled $32,715,000, an increase of $1,731,000, or 6%, compared to the same period a year ago. The increase in the net interest income was primarily due to the Acquisition. The higher loan volume, resulting primarily from the Acquisition, and improved loan yields more than offset higher interest expense due to market interest rate increases. The Company’s net interest margin was 3.20% for the nine months ended September 30, 2019 as compared to 3.21% for the nine months ended September 30, 2018.

A provision for loan losses of $545,000 was recognized in the nine months ended September 30, 2019 as compared to $193,000 for the nine months ended September 30, 2018. Net loan charge offs totaled $295,000 for the nine months ended September 30, 2019 compared to $226,000 for the nine months ended September 30, 2018. While the current provision for loan losses are not related to agricultural loans, the Iowa agricultural economy remains challenged as the result of the low grain prices throughout much of 2018 and 2019 and tariff concerns on Iowa exports. Grain prices rebounded since the second quarter of 2019; however, initial crop reports in our markets indicate significant variability in crop yields. Presently, it is too early to gauge the financial impact of the 2019 growing season on most of our agricultural borrowers.

Noninterest income for the nine months ended September 30, 2019 totaled $6,258,000 as compared to $5,917,000 for the nine months ended September 30, 2018, an increase of 6%. The increase in noninterest income is primarily due to the Acquisition and higher wealth management income, offset in part by a gain on foreclosure of other real estate owned in 2018. The increase in wealth management income was primarily related to growth in the assets under management, fueled by a favorable equity market and new account relationships.

Noninterest expense for the nine months ended September 30, 2019 totaled $22,150,000 compared to $20,566,000 for the nine months ended September 30, 2018, an increase of 8%, which was primarily due to the Acquisition. Salaries and benefits was the largest component of the increase in noninterest expense which also includes normal salary and employee benefit increases, offset in part by a one-time $1,000 bonus paid to full-time employees in 2018. Another component of the increase in noninterest expense was the increase in data processing costs which was due primarily to the cost associated with expanded services and the Acquisition. The efficiency ratio was 56.8% and 55.7% for the nine months ended September 30, 2019 and 2018, respectively.

Income tax expense for the nine months ended September 30, 2019 and 2018 totaled $3,381,000 and $3,328,000, respectively. The effective tax rate was 21% for the nine months ended September 30, 2019 and 2018. The lower than expected tax rate was due primarily to tax-exempt interest income.

Balance Sheet Review:

As of September 30, 2019, total assets were $1,499,976,000, a $51.7 million increase in assets, as compared to September 30, 2018. The increase is primarily due to growth in interest bearing deposits in financial institutions and to a lesser extent loan growth, offset in part by a smaller investment portfolio.

Securities available-for-sale as of September 30, 2019 declined to $457,995,000 from $474,442,000 as of September 30, 2018. The decrease in securities available-for-sale is primarily due to maturities of municipal bonds and payments received on mortgage backed securities. This decrease was offset in part by purchases of corporate bonds and an increase in the unrealized gain on the investment portfolio as changes in market interest rates caused an increase in the fair value of the investment portfolio.

Net loans as of September 30, 2019 increased 3%, to $882,130,000, as compared to $859,830,000 as of September 30, 2018. Impaired loans were $4,923,000 and $3,040,000 as of September 30, 2019 and 2018, respectively. The allowance for loan losses on September 30, 2019 totaled $11,934,000, or 1.33% of gross loans, compared to $11,288,000 or 1.30% of gross loans as of September 30, 2018. Loan demand appears to have softened during 2019, as loans outstanding have declined slightly since December 31, 2018.

Deposits totaled $1,249,133,000 on September 30, 2019, compared to $1,215,761,000 recorded at September 30, 2018. The growth in deposits is primarily due to increases in NOW account balances with public entities and certificates of deposits.

The largest source of funding for the Company in addition to deposits is securities sold under agreements to repurchase which totaled $52,196,000 as of September 30, 2019 as compared to $48,859,000 recorded as of September 30, 2018.

The Company’s stockholders’ equity represented 12.4% of total assets as of September 30, 2019 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $186,163,000 as of September 30, 2019, compared to $168,630,000 as of September 30, 2018. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends and an increase in the market value of the Company’s investment portfolio.

Shareholder Information:

Return on average assets was 1.10% and 1.31% for the quarters ended September 30, 2019 and 2018, respectively. Return on average equity was 8.7% and 10.5% for the quarters ended September 30, 2019 and 2018, respectively.

Return on average assets was 1.18% and 1.25% for the nine months ended September 30, 2019 and 2018, respectively. Return on average equity was 9.6% and 10.1% for the nine months ended September 30, 2019 and 2018, respectively.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $28.61 on September 30, 2019. During the third quarter of 2019, the price ranged from $25.50 to $29.27.

On August 14, 2019, the Company declared a quarterly cash dividend on common stock, payable on November 15, 2019 to stockholders of record as of November 1, 2019, equal to $0.24 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
September 30, 2019 and 2018
(unaudited)

ASSETS	2019	2018

Cash and due from banks	$33,485,066	$25,318,944
Interest bearing deposits in financial institutions	78,930,485	38,048,525
Securities available-for-sale	457,994,898	474,442,299
Federal Home Loan Bank (FHLB) Federal Reserve Bank (FRB) stock, at cost	2,655,200	2,946,100
Loans receivable, net	882,130,277	859,830,015
Loans held for sale	1,637,225	279,940
Bank premises and equipment, net	15,558,457	16,071,119
Accrued income receivable	9,736,328	9,485,035
Other real estate owned	217,856	729,795
Bank -owned life insurance	2,823,861	2,757,310
Deferred income taxes	820,400	4,803,300
Other intangible assets, net	2,250,663	2,842,085
Goodwill	9,744,472	9,618,621
Other assets	1,990,450	1,079,179

Total assets	$1,499,975,638	$1,448,252,267

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$226,521,237	$220,806,001
NOW accounts	391,739,201	369,779,264
Savings and money market	402,665,343	414,057,574
Time, $250,000 and over	52,068,331	42,849,563
Other time	176,138,860	168,268,111
Total deposits	1,249,132,972	1,215,760,513

Securities sold under agreements to repurchase	52,196,061	48,858,900
Federal Home Loan Bank (FHLB) advances	5,000,000	8,400,000
Dividends payable	2,213,459	2,141,510
Accrued expenses and other liabilities	5,269,746	4,461,535
Total liabilities	1,313,812,238	1,279,622,458

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,222,747 and 9,310,913 shares as of September 30, 2019 and 2018, respectively	18,445,494	18,621,826
Additional paid-in capital	18,794,141	20,878,728
Retained earnings	144,140,565	135,828,253
Accumulated other comprehensive income (loss)	4,783,200	(6,698,998)
Total stockholders' equity	186,163,400	168,629,809

Total liabilities and stockholders' equity	$1,499,975,638	$1,448,252,267

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest and dividend income:
Loans, including fees	$10,513,426	$9,557,527	$32,022,997	$27,442,604
Securities
Taxable	1,671,572	1,545,541	4,715,137	4,638,503
Tax-exempt	945,769	1,085,131	3,114,298	3,451,084
Other interest and dividend income	400,963	272,358	928,996	721,417

Total interest and dividend income	13,531,730	12,460,557	40,781,428	36,253,608

Interest expense:
Deposits	2,547,763	1,740,579	7,512,979	4,736,455
Other borrowed funds	170,082	134,017	553,930	533,870

Total interest expense	2,717,845	1,874,596	8,066,909	5,270,325

Net interest income	10,813,885	10,585,961	32,714,519	30,983,283

Provision for loan losses	378,789	100,000	545,203	192,978

Net interest income after provision for loan losses	10,435,096	10,485,961	32,169,316	30,790,305

Noninterest income:
Wealth management income	857,664	877,146	2,661,421	2,534,510
Service fees	400,919	363,993	1,158,348	1,036,841
Securities gains, net	15,141	-	17,031	-
Gain on sale of loans held for sale	289,033	207,856	685,790	576,441
Merchant and card fees	372,073	358,816	1,119,598	1,035,338
Gain on foreclosure of other real estate owned	-	162,862	-	162,862
Other noninterest income	184,399	191,130	615,688	570,685

Total noninterest income	2,119,229	2,161,803	6,257,876	5,916,677

Noninterest expense:
Salaries and employee benefits	4,780,894	4,331,976	14,294,219	13,216,844
Data processing	1,085,951	838,414	2,849,396	2,506,804
Occupancy expenses, net	526,360	536,004	1,643,924	1,490,395
FDIC insurance assessments	1,698	99,934	193,593	308,002
Professional fees	386,339	423,172	1,158,168	1,123,577
Business development	310,786	327,985	827,561	821,344
Intangible asset amortization	124,243	94,883	427,221	266,337
Other operating expenses, net	259,048	335,464	755,971	832,729

Total noninterest expense	7,475,319	6,987,832	22,150,053	20,566,032

Income before income taxes	5,079,006	5,659,932	16,277,139	16,140,950

Income tax expense	1,037,845	1,201,100	3,380,950	3,328,100

Net income	$4,041,161	$4,458,832	$12,896,189	$12,812,850

Basic and diluted earnings per share	$0.44	$0.48	$1.40	$1.38

Declared dividends per share	$0.24	$0.23	$0.72	$0.94